EXHIBIT 11

                   TALLEY INDUSTRIES, INC. AND SUBSIDIARIES
                      Computation of Earnings Per Common
                         and Common Equivalent Share
                    (thousands, except per share amounts)



                                         1 9 9 5            1 9 9 4
                                               Fully               Fully
                                    Primary   Diluted   Primary   Diluted
THREE MONTHS ENDED June 30:
  Earnings before
    extraordinary gain              $ 2,787   $ 2,787   $   722   $   722
  Preferred stock dividend                -         -      (542)     (542)
    Earnings before
      extraordinary gain            $ 2,787   $ 2,787   $   180   $   180
  Extraordinary gain                    542       542         -         -

    Net earnings                    $ 3,329   $ 3,329   $   180   $   180

  Average common shares
    outstanding during period        10,050    10,050    10,023    10,023
  Common stock equivalents:
    Convertible preferred stock       3,300     3,300         -         -
    Stock options                       328       328         -         -
    Shares issuable in connection
      with acquired company             323       323         -         -

  Shares for computation             14,001    14,001    10,023    10,023

  Earnings per share:
    Before extraordinary gain        $  .20    $  .20    $  .02    $  .02
    Extraordinary gain                  .04       .04         -         -

      Net earnings                   $  .24    $  .24    $  .02    $  .02

SIX MONTHS ENDED June 30:
  Earnings (loss) before
    extraordinary gain              $(1,100)  $(1,100)  $   216   $   216
  Preferred stock dividend                -         -    (1,084)   (1,084)
    Loss before extraordinary gain  $(1,100)  $(1,100)  $  (868)  $  (868)

  Extraordinary gain                  7,803     7,803         -         -

    Net earnings (loss)             $ 6,703   $ 6,703   $  (868)  $  (868)

  Average common shares
    outstanding during period        10,050    10,050    10,020    10,020
  Common stock equivalents:
    Convertible preferred stock       3,300     3,300         -         -
    Stock options                       329       349         -         -
    Shares issuable in connection
      with acquired company             323       323         -         -

  Shares for computation             14,002    14,022    10,020    10,020

  Earnings (loss) per share:
    Before extraordinary gain        $ (.08)   $ (.08)   $ (.09)   $ (.09)
    Extraordinary gain                  .56       .56         -         -

      Net earnings (loss)            $  .48    $  .48    $ (.09)   $ (.09)